EMPLOYMENT AGREEMENT


       This Employment Agreement is entered into as of April 2, 1993, by and between California Energy Company, a Delaware corporation (the "Company"), and David L. Sokol (the "Executive").

                                    RECITALS

       The Company desires to employ the Executive as its President and Chief Executive Officer on the terms set forth in this Agreement, and the Executive desires to accept such employment.

       Accordingly, the Company and the Executive agree as follows:

                                    AGREEMENT

       Section 1. Defined Terms. Terms used but not defined in this Agreement will have the meanings ascribed to them in Exhibit A to this Agreement.

       Section 2.  Employment.

             (a) The Company will employ the Executive as, and the Executive will act as, the President and Chief Executive Officer of the Company upon the terms set forth in this Agreement, for the Term of Employment.

             (b) The Executive's primary place of employment will be Omaha, Nebraska or such other place as is determined by the Board to be in the best interest of the Company. However, after reestablishing his residence in Omaha, Nebraska, the Executive will not be required to relocate from such residence.

       Section 3.  Duties.

             (a) The Executive (i) will manage the business of the Company and supervise and direct the other officers of the Company (except the Chairman of the Board) and its employees, agents and representatives, and (ii) will perform and discharge such other duties, and will have such other authority, as are customary to his office. In performing such duties, the Executive will report directly to the Chairman of the Board and will consult with the Chairman of the Board regarding significant decisions and strategic options for the Company.

             (b) The Board will not reduce the title, office, duties or authority of the Executive in any material respect except pursuant to Section
7. During the Term of Employment, the Company will use its best efforts to cause the Executive to be nominated and elected to the Company's Board of Directors.

             (c) The Executive will act, without any compensation in addition to the compensation payable pursuant to this Agreement, as an officer of any subsidiary of the Company, or as a member of the Board of the board of directors of any subsidiary of the Company, if so appointed or elected.

             (d) During the Term of Employment, the Executive (i) will devote his entire time, attention and energies during normal business hours to the business of the Company, and (ii) will not, without the Consent of the Board, perform any services for any other Person or engage in any other business or professional activity, whether or not performed or engaged in for profit.

             (e) Notwithstanding subsection (d), the Executive, without the Consent of the Board, may (i) perform the consulting duties contemplated the letter agreement dated October 5, 1990, by and among the Executive, Ogden
Corporation and Ogden Projects, Inc.   (ii)  purchase securities issued by,
or otherwise passively invest his personal or family assets in, any other company or business, and (iii) engage in governmental, political, educational or charitable activities, but only to the extent that those activities (A) are not inconsistent with any direction of the Board or any duties under this Agreement, and (B) do not interfere with the devotion by the Executive of his entire time, attention and energies during normal business hours to the business of the Company.

       Section 4.   Compensation.

             (a) During the Term of Employment, the Company will pay the Executive a base salary at an annual rate of $350,000, in substantially equal periodic payments in accordance with the Company's practices for executive employees, as determined from time to time by the Board.

             (b) The Board will review the salary payable to the Executive at least annually beginning in the fourth fiscal quarter of 1993. The Board, in its discretion, may increase the salary of the Executive from time to time, but may not reduce the salary of the Executive below the amount set forth in subsection (a).
             (c) During the Term of Employment, the Company will pay the Executive an annual bonus, not later than ten calendar days after the completion of the financial statements or audit of the Company for the preceding fiscal year of the Company in an amount determined by the Board, by reference to the accomplishment by the Executive of goals established by the Board for the related fiscal year. The annual bonus paid to the Executive, however, will not be less than the Minimum Bonus.

             (d) If the Executive suffers a Disability which continues for more than 60 consecutive calendar days, the Company may elect to pay the Executive, for so long as the Disability continues, fifty (50) percent of the salary otherwise payable to the Executive under Section 4(a), and fifty (50) percent of the Minimum Bonus otherwise payable to the Executive pursuant to
Section 4(c). Any such election will not affect the rights of the Company under Section 7(a)(v).

             (e) (i) The Company will issue to the Executive, within five business days after the date of this Agreement, options under the Company's 1986 Stock Option Plan to acquire 250,000 shares of the common stock of the Company at an exercise price equal to the closing price for the common stock on the American Stock Exchange on April 2, 1993, of which options to purchase 100,000 shares shall vest immediately and the remaining 150,000 options shall vest at an equal monthly rate over the next four (4) years. The terms and provisions of the option will be similar in all other material respects to the other options granted to the senior executives of the Company.

                          (ii) The Company and the Executive have agreed in
principle that a grant of 1,000,000 options in the aggregate over five (5) years is the expected grant amount to be made over such period of employment, which grants would be at the discretion of the Board, assuming Executive's satisfactory performance of his duties hereunder. In light of this expectation, the Board will review the number of options granted to the Executive at least annually beginning in the fourth fiscal quarter of 1993. However the Board may, in its discretion, increase or decrease the number of options expected to be granted hereunder (except for the 250,000 options granted under (i) above).

             (f) The Company will reimburse the Executive, (i) subject to compliance by the Executive with the Company's customary reimbursement practices, for all reasonable and necessary out-of-pocket expenses incurred by the Executive on behalf of the Company in the course of its business and
(ii) for all costs and expenses incurred in relocating his residence from New York to Omaha which are reimbursable under the Company's relocation plan.

             (g) The Company may reduce any payments made to the Executive under this Agreement by any required federal, state or local government withholdings or deductions for taxes or similar charges, or otherwise pursuant to law, regulation or order.

             (h) The compensation payable to the Executive pursuant to this Agreement will be in consideration for all services rendered by the Executive under this Agreement, and the Executive will receive no other compensation from the Company.

             (i) Any base salary or Minimum Bonus payable to the Executive for any period of employment of less than a year during the Term of Employment will be reduced to reflect the actual number of days of employment during the period except as provided in Section 8(b).


       Section 5.  Other Benefits.

             (a) During the Term of Employment, the Executive and his family may participate in and receive benefits under any employee benefit plan which the Company makes generally available to its employees and their families, including any pension, life insurance, medical benefits, dental benefits or disability plan, but only to the extent that the Executive or his family otherwise satisfies the standards established for participation in the plan.

             (b) The Executive may take up to four weeks of vacation during each full calendar year during the Term of Employment, without loss of compensation or other benefits under this Agreement.


       Section 6.  Confidentiality and Post-Employment Restrictions.

             (a) The Executive acknowledges that the Company has confidential information and trade secrets, whether written or unwritten, with respect to carrying on its business, including sensitive technology and engineering information and data, names of past, present and prospective customers and vendors of the Company, methods of pricing contracts and income and expenses associated therewith, negotiated prices and offers outstanding, credit terms and status of accounts and the terms or circumstances of any business arrangements between the Company and any third parties ("Confidential Information and Trade Secrets"). As used in this Agreement, the term Confidential Information and Trade Secrets does not include (i) information which becomes generally available to the public other than as a result of a disclosure by the Executive, (ii) information which becomes available to the Executive on a nonconfidential basis from a source other than the Company, or
(iii) information known to the Executive prior to any disclosure to him by the Company. The Executive further acknowledges that the Executive possesses a high degree of knowledge of the geothermal energy industry and, in particular, has committed to a long-standing relationship with the Company as employee, director and officer, which has allowed, and will continue to allow, him access to the Company's Confidential Information and Trade Secrets. Accordingly, any employment by the Executive with another employer in the geothermal energy industry or participation by him as a substantial investor in any such industry may necessarily involve disclosure of the Company's Confidential Information and Trade Secrets. Consequently, the Executive agrees that, if he voluntarily resigns his employment with the Company for any reason other than a breach of this Agreement by the Company, he shall not at any time during the two-year period after such resignation, directly or indirectly accept employment by or invest in (except as a passive investor in a public corporation or in a publicly issued partnership interest which, in either event, would not exceed an ownership interest of 3% of the outstanding equity or partnership interest) in any person, firm, corporation, partnership, joint venture or business which is primarily engaged in the production or marketing of electrical energy from geothermal resources.

             (b) Without the Consent of the Board, the Executive will not, for two years after the Term of Employment, (i) disclose any Confidential Information and Trade Secrets of the Company or any Affiliate of the Company to any Person (other than the Company, directors, officers or employees of the Company or representatives thereof), or (ii) otherwise make use of any Confidential Information and Trade Secrets other than in connection with authorized dealings with or by the Company.

             (c) For a period of two years after the Term of Employment, the Executive shall neither directly nor indirectly solicit, on behalf of another employer, the employment of any person who is then currently employed by the Company, or otherwise induce, on behalf of another employer, such person to leave the employment of the Company without the Company's prior written approval.

             (d) The Executive will hold, on behalf of the Company and as the property of the Company, all memoranda, manuals, books, papers, letters, documents, computer software and other similar property obtained during the course of his employment by the Company and relating to the Company's business, and will return such property to the Company at any time upon demand by the Board and, in any event, within five calendar days after the end of the Term of Employment.


       Section 7.  Termination of Employment.

             (a) The employment of the Executive under this Agreement will terminate on the earliest of: (i) written notice by the Executive of his resignation; (ii) the 30th calendar day after the Company gives to the Executive written notice of termination without Cause; (iii) the fifth calendar day after the Company gives to the Executive written notice of the existence of Cause; (iv) the 30th calendar day after the Executive gives to the Company written notice of (A) the failure by the Company to pay to the Executive, for a material period of time and in a material amount, compensation due and payable by the Company under Section 4(a) or 4(c), or (B) any breach by the Company or the Board of Section 3(b) or Section 4(b); (v) the Permanent Disability of the Executive; or (vi) the death of the Executive.


             (b) If the employment of the Executive is terminated under this Agreement, the obligations of the Executive under Section 6 will remain in full force and effect, and the termination will not abrogate any rights or remedies of the Company or the Executive with respect to any breach of the Agreement, except as expressly provided in Sections 8 and 9.


       Section 8.  Payment Upon Termination.

             (a) If the employment of the Executive is terminated pursuant to subsections (i), (iii), (v), or (vi) of Section 7(a), the Company will pay to the Executive, within 30 calendar days, (i) any salary pursuant to Section 4(a) which is accrued but unpaid through the Termination Date, and (ii) a bonus payment, in an amount determined by the Board by reference to the performance of the Executive for the portion of the fiscal year of the Company before the Termination Date, which is not less than a pro rata share (determined by reference to the portion of the fiscal year before the Termination Date) of the Minimum Bonus.

             (b) If the employment of the Executive is terminated pursuant to subsection (ii) or subsection (iv) of Section 7(a), the Company will pay the Executive, on or before the related Termination Date, an amount equal to twice the sum of the annual salary and Minimum Bonus then in effect pursuant to Section 4. In addition, any portion of the options granted pursuant to
Section 4 which would become vested within the next 24 months (beginning with the month following the month in which the Termination Date occurs) will vest immediately and may be exercised within the remaining term of the options as provided in the option agreement.

       Section 9.  Remedies.

             (a) The Company will be entitled, if it elects, to enjoin any breach or threatened breach of, or enforce the specific performance of, the obligations of the Executive under Sections 3 or 6, without showing any actual damage or that monetary damages would be inadequate. Any such equitable remedy will not be the sole and exclusive remedy for any such breach, and the Company may pursue other remedies for such a breach.

             (b) Any court proceeding to enforce this Agreement may be commenced in the federal courts, or in the absence of federal jurisdiction the state courts, located in Omaha, Nebraska. The parties submit to the jurisdiction of such courts and waive any objection which they may have to pursuit of any such proceeding in any such court.

             (c) Except to the extent that the Company elects to seek injunctive relief in accordance with subsection (a), any controversy or claim arising out of or relating to this Agreement or the validity, interpretation, enforceability or breach of this Agreement will be submitted to arbitration in Omaha, Nebraska, in accordance with the then existing rules of the American Arbitration Association, and judgement upon the award rendered in any such arbitration may be entered in any court having jurisdiction.

             (d) The Company will pay, promptly upon request, any legal fees or expenses incurred by the Executive in connection with any legal proceedings instituted by the Company to enforce the provisions of this Agreement against the Executive, but such advances will be reimbursable to the Company, but only to the extent the Company ultimately prevails in the proceeding (after any applicable appeals have been exhausted).

       Section 10. Assignment. Neither the Company nor the Executive may sell, transfer or otherwise assign their rights, or delegate their obligations, under this Agreement.

       Section 11. Unfunded Benefits. All compensation and other benefits payable to the Executive under this Agreement will be unfunded, and neither the Company nor any affiliate of the Company will segregate any assets to satisfy any obligation of the Company under this Agreement. The obligations of the Company to the Executive are not the subject of any guarantee or other assurance of any Person other than the Company.

       Section 12. Severability. Should any provision, paragraph, clause or portion thereof of this Agreement be declared or be determined by any court or arbitrator of competent jurisdiction to be illegal, unenforceable or invalid, the validity or enforceability of the remaining parts, terms or provisions shall not be affected thereby and said illegal or invalid part, term or provision shall be deemed not to be a part of this Agreement. Alternatively, the court or arbitrator having jurisdiction shall have the power to modify such illegal, unenforceable or invalid provision so that it will be valid and enforceable, and, in any case, the remaining provisions of this Agreement shall remain in full force and effect.

       Section 13.  Miscellaneous.

             (a) This Agreement may be amended or modified only by a writing executed by the Executive and the Company.

             (b) This Agreement will be governed by and construed in accordance with the internal laws of the State of Nebraska.

             (c) This Agreement constitutes the entire agreement of the Company and the Executive with respect to the matters set forth in this Agreement and supersedes any and all other agreements between the Company and the Executive relating to those matters.

             (d) Any notice required to be given pursuant to this Agreement will be deemed given (i) when delivered in person, or (ii) on the third calendar day after it is sent by facsimile, express delivery service, or registered or certified mail, if to the Company at 10831 Old Mill Road, Omaha, Nebraska, 68154, and if to the Executive at 516 Cross River Road, Katonah, NY 10536, or to such other address as may be designated by the Company or the Executive in writing to the other party.

             (e) A waiver by a party of a breach of this Agreement will not constitute a waiver of any other breach, prior or subsequent, of this Agreement.

       IN WITNESS WHEREOF, the Company and the Executive have entered into this Agreement as of April 2, 1993.


                                             CALIFORNIA ENERGY COMPANY, INC.


                                       BY:   /s/ Steven A. McArthur
                                             Steven A. McArthur
                                             Vice President



                                             EXECUTIVE:

                                       BY:   /s/ David L. Sokol
                                             David L. Sokol
                                    EXHIBIT A

                                  Defined Terms



       "Affiliate" means, with respect to a Person, (a) any Person directly or indirectly owning, controlling, or holding power to vote 10% or more of the outstanding voting securities of the Person; (b) any Person 10% or more of whose outstanding voting securities are directly or indirectly owned, controlled or held with power to vote by the Person; (c) any Person directly or indirectly controlling, controlled by or under common control with, the Person and (d) any officer or director of the Person, or of any Person directly or indirectly controlling the Person, controlled by the Person or under common control with the Person. As used in this definition, "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person.

       "Agreement" means this Employment Agreement dated as of April 2, 1993, by and between the Company and the Executive, as it may be amended from time to time in accordance with its terms.

       "Board" means the Board of Directors of the Company or, if the context is appropriate, any duly authorized and appointed committee or member of the Board of Directors having authority to act on behalf of the Board of Directors with respect to the matter in question.

       "Cause" means any or all of the following:

       (a) the willful and continued failure by the Executive to perform substantially the services contemplated by the Agreement (other than any such failure resulting from the Executive's incapacity due to disability) after a written demand for substantial performance is delivered to the Executive by a member or representative of the Board which specifically identifies the manner in which it is alleged that the Executive has not substantially performed such services;

       (b) the willful engaging by the Executive in gross misconduct which is materially and demonstrably injurious to the Company, provided that, no act, or failure to act, on the Executive's part shall be considered "willful" unless done, or omitted to be done, in bad faith and without reasonable belief that such action or omission was in, or not opposed to, the best interests of the Company; or

       (c) the gross negligence of the Executive in performing the services contemplated by the Agreement which is materially and demonstrably injurious to the Company.

       Cause will exist only if the Board has delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of a majority of the entire membership of the Board at a meeting of the Board called and held for that purpose (after reasonable notice to the Executive and an opportunity for the Executive, together with his counsel, to be heard before the Board), finding that, in the good faith judgement of the Board, the Executive was guilty of the conduct constituting such Cause and specifying the particulars thereof in detail.

       "Company" means California Energy Company, Inc., a Delaware corporation, and any successor or assign permitted under the Agreement.

        "Consent of the Board" means, with respect to an action, the consent of the Board to the action given prior to the action in a resolution duly adopted by the Board, appropriate committee of the Board, or by a member of the Board duly authorized to consent to such action.

       "Disability" means, with respect to the Executive, that the Executive has become physically or mentally incapacitated or disabled so that, in the reasonable judgement of majority of the members of the Board, he is unable to perform his duties under this Agreement and such other services as he performed on behalf of the Company before incurring such incapacity or disability.

       "Minimum Bonus" means, with respect to a fiscal year, $75,000.

       "Permanent Disability" means a Disability which has continued for at least six consecutive calendar months.

       "Person" means any natural person, general partnership, limited partnership, corporation, joint venture, trust, business trust, or other entity.

       "Term of Employment" means the period of time beginning on April 19, 1993 and ending on the third anniversary of such date, unless earlier terminated pursuant to Section 7(a) or automatically extended pursuant to the following sentence. The Term of Employment will be automatically extended for one year on each anniversary of the date of this Agreement beginning on the third anniversary unless the Executive has given the Company a notice declining automatic extension at least 120 calendar days before the anniversary.

       "Termination Date" means the date of termination of employment of the Executive pursuant to Section 7 of this Agreement.